Consent of Independent Auditors


We consent to the inclusion herein and incorporation by reference in the registration statement dated October 29, 1997 on Form S-3 of Pinnacle Systems, Inc. ("Pinnacle") of our reports dated July 22, 1997, relating to the consolidated balance sheets of Pinnacle and subsidiaries as of June 30, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997, and the consolidated financial statement schedule of Pinnacle, which reports are included herein and in the June 30, 1997 annual report on Form 10-K of Pinnacle, and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.


                                                       /s/ KPMG Peat Marwick LLP

Palo Alto, California
October 28, 1997